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                                                      Registration No. 333-59403


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                          -----------------------------
                         Post Effective Amendment No. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                          THE COLONIAL BANCGROUP, INC.

             (Exact name of Registrant as specified in its charter)

        Delaware                     6711                               63-0661573
(State of Incorporation)   (Primary Standard Industrial    (I.R.S. Employer Identification No.)
                            Classification Code Number)

    One Commerce Street, Suite 800                               (334) 240-5000
       Montgomery, Alabama 36104                                 (Telephone No.)
(Address of principal executive offices)
                  --------------------------------------------

                               William A. McCrary
                        Vice-President and Legal Counsel
                              Post Office Box 1108
                            Montgomery, Alabama 36101
                     (Name and address of agent for service)

                                   Copies to:

                                Willard H. Henson
                         Miller, Hamilton, Snider & Odom
                         One Commerce Street, Suite 305
                            Montgomery, Alabama 36104

            Approximate date of commencement of proposed sale to the
           public: As soon as practicable after the effective date of this Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


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         The Colonial BancGroup, Inc. ("BancGroup") registered 662,080 shares of its Common Stock on Form S-4, registration no. 333-59403, in connection with the acquisition of Prime Bank of Central Florida ("Prime Bank"), a Florida state bank, including shares of BancGroup Common Stock to be issued pursuant to the exercise of options of Prime Bank following the merger. Such registration was declared effective on July 31, 1998. After the Agreement and Plan of Merger between Prime Bank and BancGroup, dated as of May 21, 1998 (the "Merger Agreement") was executed, and after the registration of the shares to be issued in the merger was effective, BancGroup issued a 2 for 1 stock split, effected in the form of a 100% stock dividend (the "Stock Split"). The Merger Agreement provided that any such stock split would result in a proportionate increase of BancGroup shares to be issued pursuant to the merger. In accordance with SEC
Rule 416(b), the registration statement is deemed to cover the additional shares resulting from the Stock Split. Accordingly, the Form S-4, registration no. 333-59403, is deemed to register a total of 1,324,160 shares of BancGroup Common Stock.

         A total of 1,173,019 shares were issued in the merger on October 6, 1998. A total of 146,641 shares were issued pursuant to the exercise of Prime Bank options following the merger and 4,400 shares are available to be issued upon the exercise of Prime Bank options. Pursuant to the undertaking given by BancGroup in such registration statement in accordance with Regulation S-K, item 512(a)(3), BancGroup hereby removes 100 shares from registration, which represents the number of shares registered less the number of shares issued in the merger, the number of shares issued pursuant to Prime Bank options and the number of shares available to be issued upon the exercise of Prime Bank options.

         BancGroup will file a post effective amendment no. 2 on Form S-8 to this registration statement respecting the issuance of 4,400 shares of BancGroup Common Stock pursuant to Prime Bank options assumed in the merger and registered on this Form S-4 registration statement.


                                    SIGNATURE


         Pursuant to Regulation S-K, item 512(a)(3) and SEC Rule 478(a)(4), the undersigned registrant hereby executes this post effective amendment to its registration statement on Form S-4 to remove from registration certain shares not issued and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, Alabama, on the 14th day of March, 2001.

                                    THE COLONIAL BANCGROUP, INC.

                                    By: /s/ W. Flake Oakley, IV
                                        ---------------------------------------
                                        W. Flake Oakley, IV
                                        Chief Financial Officer and
                                        duly authorized agent for
                                        service